EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

First Solar, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

In this Exhibit 4.1, when we refer to “First Solar,” the “Company,” “we,” “us,” or “our” or when we otherwise refer to ourselves, we mean First Solar, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries; all references to “common stock” refer only to common stock issued by us and not to any common stock issued by any subsidiary.

The general terms and provisions of our common stock and certain provisions of the General Corporation Law of the State of Delaware (the “DGCL”) are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws” and, together with the certificate of incorporation, the “organizational documents”), and the DGCL. Our certificate of incorporation and bylaws are filed as exhibits to the Annual Report on Form 10‑K of which this Exhibit 4.1 is a part. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the DGCL for additional information.

Authorized Shares
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share.

Dividends
The holders of our common stock are entitled to dividends as our board of directors may declare from time to time at its absolute discretion from funds legally available therefor.

Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors.

Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any outstanding shares of preferred stock. All the outstanding shares of common stock are fully paid and non-assessable.

Absence of Other Rights
There are no preemptive, conversion, redemption, or sinking fund provisions applicable to our common stock.

Certain Anti-takeover Effects
Certain provisions of the DGCL, our certificate of incorporation, and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Special Meeting of Stockholders. Our board of directors may call a special meeting of stockholders at any time, but no stockholder or other person may call any such special meeting.

No Written Consent of Stockholders. Any action taken by our stockholders must be effected at a duly held meeting of stockholders and may not be effected by the written consent of such stockholders.

Advance Notice Requirements. Our bylaws require stockholders seeking to nominate persons for election as directors at an annual meeting or a special meeting of stockholders, or to bring other business before such annual meeting or special meeting, to provide timely notice, in proper form, to our corporate secretary.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Board Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their earlier resignation or removal.
Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain associates for some liabilities. In addition, we have entered into an agreement with each of our directors and officers whereby we have agreed to indemnify them substantially in accordance with the indemnification provisions applicable to our officers and directors in our bylaws.

The limitation of liability and indemnification provisions in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares of Common Stock.  Subject to Nasdaq Stock Market Rule 5635(d), our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans and as consideration for future acquisitions, investments, or other purposes. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Undesignated Preferred Stock. Our certificate of incorporation and bylaws authorize undesignated preferred stock. As a result, our board of directors may, without stockholder approval, issue preferred stock with super voting, special approval, dividend, or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation and to adopt, amend, or repeal its bylaws, except in the case of a corporation’s bylaws to the extent such power to adopt, amend, or repeal is vested in the board of directors. Our certificate of incorporation authorizes our board of directors to adopt, amend, or repeal our bylaws then in effect by the vote of a majority of the directors present at any meeting of the board of directors at which there is a quorum.

Delaware Anti-Takeover Statute. We have elected not to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. If we were subject to this statute, this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing
Our common stock is listed on The Nasdaq Stock Market LLC under the symbol FSLR.